Exhibit 23-1




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 5, 2002, except with respect to Note 9, as to which the date is May 22, 2002, relating to the financial statements, which appears in the Great Plains Energy Incorporated Current Report on Form 8-K dated August 26, 2002.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 13, 2001, relating to the 2000 financial statement, which appears in the Annual Report of the Great Plains Energy Incorporated Employee Savings Plus Plan on Form 11-K for the year ended December 31, 2001.





Kansas City, Missouri                             /s/PricewaterhouseCoopers LLP
August 26, 2002                                     PricewaterhouseCoopers LLP